Exhibit No. 99.1

FOR IMMEDIATE RELEASE
BankFinancial Corporation Announces Share Repurchase Program
Burr Ridge, Illinois - (March 30, 2015) BankFinancial Corporation (Nasdaq - BFIN) announced today that its Board of Directors has authorized the repurchase of up to 1,055,098 shares of the Company’s common stock, which represents approximately five percent (5%) of the Company’s issued and outstanding shares of common stock.
In accordance with the Company’s internal restrictions on trading in the Company’s shares, no shares may be repurchased pursuant to the authorization until, at the earliest, the third business day after the Company files its Quarterly Report on Form 10-Q for the first quarter of 2015 with the Securities and Exchange Commission. The authorization will expire on December 31, 2015 unless extended by the Company’s Board of Directors.
The authorization permits shares to be repurchased in open market or negotiated transactions, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. The authorization will be utilized at management’s discretion, subject to price, volume and other internal limitations that will established by the Company’s Board of Directors, and to the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements. Share repurchases will be funded from available working capital, including the $16.4 million dividend that was paid to the Company by its banking subsidiary on March 27, 2015.
The authorization does not obligate the Company to purchase any particular number of shares at any given price per share at any time. The authorization may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases.
BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 19 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. At December 31, 2014, BankFinancial had total assets of $1.465 billion, total loans of $1.172 billion, total deposits of $1.212 billion and stockholders’ equity of $216 million. BankFinancial Corporation’s common stock trades on the Nasdaq Global Select Market under the symbol BFIN.
This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as "believes," "will," "expects," "project," "may," "could," "anticipate," "estimates," "intends," "plans" and similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on BankFinancial’s web site at http://www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Controller BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams Executive Vice President – Marketing & Sales BankFinancial F.S.B. Telephone: 630-242-7234